Exhibit 10.2

ALLIANT TECHSYSTEMS INC.

DEFERRED FEE PLAN

FOR NON-EMPLOYEE DIRECTORS

(As amended and restated December 12, 2005)

1.                               Deferral Election:  A non-employee director of Alliant Techsystems Inc. (the “Company”) electing to participate in this Plan (“Participant”) may defer the entire amount (the “Deferred Amount”) of one or more or all of the following:  installments of annual retainer fees; Board meeting fees (including Committee meeting fees); and Board committee chair fees.

2.                               Timing of Election:  An election to defer fees payable during any calendar year must be received by the Company by the last business day of the preceding year.  An election to defer fees will remain in effect for all calendar years subsequent to the date of receipt by the Company of such election to defer.  A Participant may change or rescind an election to defer fees payable during a future calendar year by giving the Company written notice of such change or rescission by the last business day of the preceding year.  The deferral of fees payable prior to the effective date of any such change or rescission shall be irrevocable; and any such change or rescission shall be effective only for calendar years following the receipt by the Company of such change or rescission. Notwithstanding the foregoing, an election may be made on or before March 15, 2005 to defer fees for 2005 and subsequent years that are payable after the date of such election.

New directors may participate in the Plan during the year they become directors by electing, within 30 days after the date they become directors, to defer fees and/or retainers payable for meetings and periods following such date.

3.                               Deferral Options:  A Participant shall have the option of having the Deferred Amount credited to a cash unit account (“Cash Account”), a share unit account (“Share Account”), or a combination of the two.

4.                               Share Accounts:  At the end of each calendar quarter a Participant’s Share Account shall be credited with a number of units (“Share Units”) equal to (a) the portion of the Deferred Amount for such quarter designated to be credited to the Participant’s Share Account divided by (b) the closing price of the Company’s Common Stock (“Stock”) as reported on the New York Stock Exchange Composite Tape (“NYSE”) on the next to the last trading business day immediately preceding the end of such calendar quarter.

Whenever cash dividends are paid by the Company on outstanding Stock, there shall be credited to the Share Account additional Share Units equal to (i) the aggregate dividend that would be payable on outstanding shares of Stock equal to the number of Share Units in the Share Account on the record date for the dividend divided by (ii) the closing price of the Stock as reported on the NYSE on the last trading business day immediately preceding the date of payment of the dividend.

The number of Share Units credited to a Share Account shall be adjusted as appropriate in the event of any changes in the outstanding Stock by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of stock or other similar corporate change.

5.                               Cash Accounts:  At the end of each calendar quarter, a Participant’s Cash Account shall be credited with the portion of the Deferred Amount for such quarter designated to be credited to the Participant’s Cash Account.  A Participant’s Cash Account balance at the beginning of each calendar quarter shall be credited at the end of such quarter with interest for the quarter at an annual rate equal to the average of the Company’s one-year borrowing cost as in effect at the beginning of the quarter and the end of the quarter, in each case as determined by the Company’s Chief Financial Officer.

6.                               No Account Transfers:  A Participant may not transfer or convert a Share Account to a Cash Account or vice versa.

7.                               Payment Options:  At the same time an election to defer is made, a Participant shall irrevocably select from the following options the method by which the Share Account/Cash Account balance(s) shall be paid:

A.                   One lump sum, payable on the first business day of the calendar year following the year during which the Participant ceases to be a director of the Company (the “Valuation Date”); or

B.                     In up to ten annual installments commencing on the Valuation Date.

All payments made pursuant to this Plan shall be made in cash.  The Share Units credited to a Share Account as of the Valuation Date shall be converted to cash and credited to a Cash Account in the following manner:  The amount credited to the Cash Account upon such conversion shall equal (i) the number of Share Units credited to the Share Account on the Valuation Date, multiplied by (ii) the average of the reported closing prices of the Stock as reported on the NYSE for the twenty consecutive trading business days immediately preceding the Valuation Date.

In the case of installment payments, the Cash Account shall be credited with interest pursuant to Section 5 above during the period that the installment payments are being made.

Notwithstanding the payment option selected by a Participant:

I.                         In no event shall any payment be made with respect to amounts credited to a Cash Account as a result of the conversion of Share Units to cash pursuant to this Section 7 until six months after the date of the Participant’s most recent election to defer a Deferred Amount into a Share Account; and

II.                     In no event shall a Participant be entitled to receive annual installment payments if the amount credited to the Participant’s Cash Account (including any amounts credited thereto as a result of the conversion of Share Units to cash pursuant to this Section 7) is less than $50,000.  In such event, the Participant shall receive a lump sum payment on the Valuation Date.

8.                               Funding:  This Plan shall be non-funded.  A Participant shall be a general unsecured creditor of the Company with respect to his or her Share Account/Cash Account balance(s).

9.                               Administration:  This Plan shall be administered by the Nominating and Governance Committee of the Board of Directors, or such other committee of directors as may be designated by the Board, which shall have full power to formulate additional details and regulations for carrying out this Plan and to make interpretations of this Plan; provided that such interpretations shall not affect the obligation of the Company to pay a Participant his or her Share Account/Cash Account balance(s). Any election for deferral or distribution that is inconsistent with section 409A of the Internal Revenue Code of 1986, as amended, with respect to amounts otherwise payable after December 31, 2004 shall not be effective.

10.                         Beneficiary:  A Participant may designate a beneficiary or beneficiaries to receive payments due under the Plan in the event of the Participant’s death.  Such designation must be received by the Company prior to the Participant’s death.  The Participant’s Share Account/Cash Account balance(s) shall be paid to the Participant’s beneficiary or beneficiaries in a lump sum as soon as practicable after the Participant’s death.  Any Share Units credited to a Share Account shall be converted to cash and credited to a Cash Account in the manner described in Section 9 above, in which case the Valuation Date shall be the date of the Participant’s death.  In the absence of an effective beneficiary designation, the Participant’s Share Account/Cash Account balance(s) shall be paid to the Participant’s estate.

ALLIANT TECHSYSTEMS INC.

DEFERRED FEE PLAN

FOR NON-EMPLOYEE DIRECTORS

ELECTION TO DEFER

(See instructions on reverse side)

TO:                            Alliant Techsystems Inc.

Pursuant to the terms of the above Plan, I hereby make the following election with respect to fees payable to me as a director of Alliant Techsystems Inc. during calendar years after the date hereof:

1.	Deferred Amount:	I hereby elect to defer the following fees according to the terms of the Plan (check only those fees to be deferred):

A.	installments of annual retainer fee

B.	Board meeting fees (including Committee meeting fees)

C.	Committee Chair fees

2.	Type of Account:	I hereby elect to have my Deferred Amount allocated between a Share Account and Cash Account as follows:

Share Account:	%
Cash Account:	%
Total	100%

3.	Payout Methods:	I hereby elect to have my Share Account/Cash Account balance(s) paid out as follows:

A.	In one lump sum (on the first business day of the year after I cease being a director of the Company);

or

B.	In	annual installments (commencing on the first business day of the year after
I cease being a director of the Company).

I understand that this election will apply to fees payable during all future calendar years following receipt of this election by the Company; but that if I wish to change or rescind this election as to any future calendar year, I must so advise the Company in writing by the last business day of the preceding year.  I also understand that the deferral of fees payable prior to the effective date of any such change or rescission shall be irrevocable; and that any such change or rescission will apply only to fees payable during calendar years following the receipt by the Company of such change or rescission.

Date:
(Signature of Non-Employee Director)

Name:

DESIGNATION OF BENEFICIARY

(Please type or print)

Name of Director	Marital Status: Single
Social Security No.	Married

I hereby revoke any previous designation(s) of beneficiary made by me with respect to amounts payable by Alliant Techsystems Inc. (the “Company”) under the Company’s Deferred Fee Plan for Non-Employee Directors in the event of my death; and I hereby designate the following person(s) or entity to receive, upon my death, any such amounts:

Primary Beneficiary or Beneficiaries:

Name:	Share:	%	Relationship:		Birth Date:
Address:				SS #
Name:	Share:	%	Relationship:		Birth Date:
Address:				SS #

Contingent Beneficiary or Beneficiaries (if your Primary Beneficiary(ies) all predecease you):

Name:	Share:	%	Relationship:		Birth Date:
Address:				SS #
Name:	Share:	%	Relationship:		Birth Date:
Address:				SS #

Date:	Director’s Signature: